EXHIBIT 99

BOB EVANS FARMS NAMES MARK MEARS AS PRESIDENT
AND CHIEF CONCEPT OFFICER OF MIMI’S CAFÉ

COLUMBUS, Ohio – March 25, 2011 — Bob Evans Farms, Inc. (NASDAQ: BOBE) today named Mark A. Mears as president and chief concept officer of Mimi’s Café, effective April 18, 2011.

Mears comes to Mimi’s Café from The Cheesecake Factory, a $1.7 billion upscale casual dining chain with 164 total restaurants, where he has served as senior vice president and chief marketing officer since 2008. Prior to that, from 2006 to 2008, he was senior vice president of marketing and sales at Universal Studios Hollywood, a unit of NBC Universal. From 2003 to 2006, he served as executive vice president and chief marketing officer at Blimpie International, a 1,600-unit restaurant chain that offers custom-made sandwiches. He also served for six years at Pizza Hut, Inc., a division of Yum Brands, in various marketing capacities. In addition, he has worked for some of the world’s premier advertising agencies, including Leo Burnett, DDB and Euro RSCG Retail.

“We are excited to have Mark join our team at Mimi’s Cafe,” Bob Evans Chairman and Chief Executive Officer Steve Davis said. “His experience in brand positioning and marketing at some of the country’s top advertising agencies and restaurant chains will be essential to our efforts to generate profitable top-line growth at Mimi’s. He also has a proven track record of improving brand awareness and developing innovative sales-driving programs in challenging economic conditions. His primary focus will be to improve sales and profitability at Mimi’s 145 restaurants.”

Mears has a bachelor’s degree of science from the University of Kansas and a master’s degree in advertising and integrated marketing communications from Northwestern University.

About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the third fiscal quarter (Jan. 28, 2011), Bob Evans owned and operated 569 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 145 casual restaurants located in 24 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 30, 2010, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the company are qualified by the cautionary statements in this section.

Contact:	David D. Poplar Vice President of Investor Relations (614) 492-4954